EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

As independent public accountants, we hereby consent to the incorporation by reference in Registration Statement Nos. 333-71230, 333-28659, 333-78161, 333-42122 and 333-55108 on Form S-3 and Registration Statement Nos. 333-43612, 333-78155, 333-89931 and 333-55100 on Form S-8 of our report dated March 9, 2004, relating to the consolidated financial statements of Main Street and Main Incorporated and subsidiaries as of and for the year ended December 29, 2003 included in this Annual Report on Form 10-K for the year ended December 29, 2003.  It should be noted that we have not audited any financial statements of the company subsequent to December 29, 2003, or performed any audit procedures subsequent to the date of our report.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN MCCANN P.C.
Phoenix, Arizona
March 19, 2004